Exhibit 5.1

[Letterhead of Wachtell, Lipton, Rosen & Katz]

December 14, 2017

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, Nebraska 68154

Re: Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special outside counsel to TD Ameritrade Holding Corporation, a Delaware corporation (the “Company”), in connection with the offering (the “Offering”) by Rodger O. Riney, as Voting Trustee of the Rodger O. Riney Family Voting Trust U/A/D 12/31/2012, the St. Louis Community Foundation, Inc. and the Paula and Rodger Riney Foundation (together, the “selling stockholders”) of an aggregate of 27,685,493 shares of common stock, par value $0.01 per share, of the Company (the “Shares”) pursuant to the prospectus supplement dated December 12, 2017 (the “Prospectus Supplement”) and the accompanying prospectus dated September 18, 2017 (the “Base Prospectus”) that form a part of the Company’s effective Registration Statement on Form S-3 (Registration No. 333-220513) (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to or incorporated by reference therein or attached as an exhibit or schedule thereto), initially filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2017.

For the purposes of giving the opinion contained herein, we have examined the Registration Statement. We have also examined the originals, or duplicates or certified or conformed copies, of such corporate records, agreements, documents and other instruments, including the certificate of incorporation and bylaws of the Company, and have made such other investigations as we have deemed relevant and necessary in connection with the opinion set forth below. As to questions of fact material to this opinion, we have relied, with your approval, upon oral and written representations of officers and other representatives of the Company and the selling stockholders and certificates or comparable documents of public officials and of officers and other representatives of the Company and the selling stockholders.

In making such examination and rendering the opinion set forth below, we have assumed without verification the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the authenticity of the originals of such documents submitted to us as certified copies, the conformity to originals of all documents submitted to us as copies, that all documents submitted to us as certified copies are true and correct copies of such originals and the legal capacity of all individuals executing any of the foregoing documents.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares are validly issued, duly authorized, fully paid and nonassessable.

We are members of the bar of the State of New York, and we do not express any opinion herein concerning any law other than the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).

This opinion speaks only as of its date and is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the U.S. Securities Act of 1933, as amended (the “Securities Act”). We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus Supplement and under the caption “Legal Matters” in the Prospectus, each included in the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act, and the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz